Exhibit 107

Calculation of Filing Fee Table

S-8

(Form Type)

MYT NETHERLANDS PARENT B.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, quota value approx. €0.000015 per share(1)	457(c) and 457(h)(2)	543,573(3)	$4.16(3)		$0.00011020	$249.19(4)
Total Offering Amounts				—		$—	$249.19
Total Fee Offsets				—	—	—	$0.00
Net Fee Due				—	—	—	$249.19

(1)	These common shares are represented by American Depositary Shares, or ADSs, which each represent one common share. ADSs issuable upon deposit of the common share registered hereby have been registered under a separate registration statement on Form F-1 (Registration No. 333-251765).
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are calculated using the average of the $4.28 (high) and $4.03 (low) prices of the Registrant’s Common Shares as reported on the New York Stock Exchange on May 23, 2023, which date is within five business days prior to filing this Registration Statement.
(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional common shares that become issuable under the Registrant’s Employee Share Purchase Plan by reason of any dividend, share split or other similar transaction.
(4)	Rounded up to the nearest penny.